 Exhibit 99.2

ANNEX A

RECENT TRANSACTIONS BY THE REPORTING PERSONS

Transaction Date	Effecting Person(s)	Shares Acquired	Price Per Share	Description of Transaction
04/08/2026	William T. Dillard, II	4.1304	$571.99	Acquisition of shares through the Issuer’s 401(k) plan
04/08/2026	Alex Dillard	4.1304	$571.99	Acquisition of shares through the Issuer’s 401(k) plan
04/08/2026	Mike Dillard	2.9301	$571.99	Acquisition of shares through the Issuer’s 401(k) plan
04/15/2026	William T. Dillard, II	6.3485	$611.03	Acquisition of shares through the Issuer’s 401(k) plan
04/15/2026	Alex Dillard	6.3485	$611.03	Acquisition of shares through the Issuer’s 401(k) plan
04/15/2026	Mike Dillard	22.3173	$611.03	Acquisition of shares through the Issuer’s 401(k) plan
04/27/2026	William T. Dillard, II	495	$594.31	Acquisition pursuant to employee benefit plan
04/27/2026	Alex Dillard	495	$594.31	Acquisition pursuant to employee benefit plan
04/27/2026	Mike Dillard	160	$594.31	Acquisition pursuant to employee benefit plan
05/26/2026	William T. Dillard, II	16	$570.32	Acquisition pursuant to employee benefit plan
05/26/2026	Alex Dillard	16	$570.32	Acquisition pursuant to employee benefit plan
05/26/2026	Mike Dillard	11	$570.32	Acquisition pursuant to employee benefit plan